                            ASSET PURCHASE AGREEMENT

                  THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 30th day of November, 2002, by and among AUTOMATION RESEARCH, INC., an Ohio corporation, ("ARI") and MKTG SERVICES, INC., a Nevada corporation ("MKTG"), MKTG SERVICES - BOSTON, INC., a Delaware corporation ("Boston"), MKTG SERVICES - NEW YORK, INC., a New York corporation ("New York"), and MKTG SERVICES - PHILLY, INC., a New York corporation ("Philly," collectively with Boston and New York, "Sellers").

                              W I T N E S S E T H:

                  WHEREAS, Sellers engage in the direct marketing business at locations in Wilmington, Massachusetts, Newtown, Pennsylvania and New York, New York (the "Business"); and

                  WHEREAS, MKTG owns all of the issued and outstanding capital stock of each of the Sellers; and

                  WHEREAS, in reliance on and subject to the terms and conditions contained herein, ARI desires to purchase, and MKTG and Sellers desire to sell, all of the assets of Sellers used in connection with or which are necessary for the conduct of, the Business other than the Excluded Assets (as defined in Paragraph 1.2);

                  NOW, THEREFORE, for and in consideration of the premises, and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       PURCHASE AND SALE OF ASSETS

          1.1. Purchase and Sale of Assets. Subject to the terms and conditions hereinafter set forth, at the Closing, Sellers shall sell, assign, transfer, convey, and deliver to ARI, and ARI shall purchase and acquire from Sellers for the Purchase Price (as defined in Paragraph 1.3), all of the business, assets, properties and rights used by Sellers in connection with or which are necessary for the conduct of the Business, of every kind and nature, whether tangible or intangible, and whether real, personal or mixed, wherever located and whether or not carried or reflected on the books and records of Sellers and whether or not carried in the name of any Seller, and including any thereof acquired after the date hereof and prior to the Closing (all of such business, assets, properties and rights, collectively, the "Assets"), free and clear of all Liens, except for Permitted Liens (such terms and certain other terms being defined in Article
12).

          The Assets specifically include, without limitation,

          (a) all Contracts of the Business including the Assigned Contracts set forth on Schedule 1.1(a) (the "Assigned Contracts");

          (b) all databases and all tangible and intangible personal property used in connection with or relating to the Business, including, but not limited to, all software (including data and related documentation), machinery, equipment, terminals and other computer hardware and systems of Sellers used in the Business;

          (c) all of Sellers' right, title and interest under licenses related to the Business, including without limitation those specifically set forth on
Schedule 1.1(c);

          (d) all customer lists, account records and other information and documentation relating to the Business and all goodwill related to the Business;

          (e) all of the Intellectual Property Rights which are owned by, issued or licensed to, or used by Sellers in connection with the Business, including without limitation, all names, tradenames and trademarks associated with the Business, including without limitation, those set forth on Schedule 1.1(e), and other proprietary rights and all copies and tangible embodiments of such Intellectual Property Rights (in whatever form or medium), in each case including the items set forth on Schedules 4.9(a) and 4.9(b), along with all income, royalties, damages and payments due or payable to any Seller including damages and payments for past, present or future infringement or misappropriation and the right to sue and recover for past infringement or misappropriation), and any and all corresponding rights that, now or hereafter, may be secured throughout the world;

          (f) all inventory, office supplies, forms, labels, spare parts, and other miscellaneous supplies and tangible personal property of Sellers that relate to the Business;

          (g) any insurance proceeds received by MKTG or Sellers that relate to claims of the Business or damages incurred to any of the Assets;

          (h) the right to receive mail and other communications relating to the Business (including mail and communications from customers, suppliers, agents and others and mail relating to payments or accounts receivable);

          (i) all lists and records pertaining to suppliers, personnel, and agents and all other books, ledgers, files, documents, promotional materials, correspondence, drawings, specifications, computer programs and business records of every kind and nature of any Seller or its Affiliates, in each case relating to the Business;

          (j) all warranties and guaranties by, and rights, choses in action, and claims, known or unknown, matured or unmatured, accrued or contingent against third parties relating to any other Asset(s), including rights in and to insurance and indemnity claims of any Seller relating to any such other Asset(s);

          (k) all franchises, certificates, licenses, permits, orders, approvals and other authorizations from any Government or self-regulatory organization of or used by any Seller that relate to the Business (collectively, "Permits");

         (l) all refunds relating to the payment of Taxes, other than income Taxes, to the extent provided in Paragraph 3.6;

          (m) all accounts receivable of the Business including without limitation those accounts receivable that are listed on Schedule 1.1(m);

          (n) Seller's bank accounts (but not any cash in the bank accounts except for cash for which checks have been written prior to the Closing Date but not presented to the applicable banks for payment), prepaid deposits and similar items and all other assets and properties identified on Schedule 1.1(n).

          1.2. Excluded Assets. Notwithstanding anything to the contrary herein or otherwise, ARI expressly understands and agrees that the following assets and properties of Sellers (the "Excluded Assets") shall be excluded from the Assets:

          (a) all Seller's cash and cash equivalents on hand and in banks, except for cash for which checks have been written prior to the Closing Date but not presented to the applicable banks for payment (the parties acknowledge that all bank accounts, prepaid deposits or similar items are included with the Assets);

          (a) the insurance policies of Sellers; provided, that ARI shall be entitled to receive as a part of the Assets any insurance proceeds received by MKTG or Sellers that relate to claims of the Business or damages incurred to any of the Assets;

          (c) the capital stock of Sellers and agreements related thereto;

          (d) minute and stock books of Sellers and any other documents relating to the organization, maintenance and existence of Sellers as corporations; and

          (e) the specific assets or properties listed on Schedule 1.2.

          1.3. Purchase Price. (a) In consideration of the sale of all of the Assets ARI shall pay to Sellers, the aggregate sum of $11,000,000 (the "Purchase Price"). The Purchase Price will be paid as provided in this Paragraph 1.3.

          (b) At the Closing, ARI shall:

               (i) pay to Boston by wire transfer to an account designated by Boston the sum of Six Million Six Hundred Thousand Dollars ($6,600,000);

               (ii) pay to New York by wire transfer to an account designated by New York the sum of Two Million Five Hundred Thousand Dollars ($2,500,000);

               (iii) pay to Philly by wire transfer to an account designated by Philly the sum of One Million Four Hundred Thousand Dollars ($1,400,000);

               (iv) deliver to Bank One Trust Company, National Association (the "Escrow Agent"), the sum of Five Hundred Thousand Dollars ($500,000) to be held and disbursed pursuant to an Escrow Agreement to be entered into at Closing among ARI,

          Agent (as defined in Paragraph 3.12) and the Escrow Agent in substantially the form of Exhibit A attached hereto (the "Escrow Agreement"); and

               (v) assume the Assumed Liabilities (as defined in Paragraph 1.4).

          1.4. Assumption of Certain Liabilities. (a) As additional consideration for the sale of the Assets, ARI shall assume at the Closing the executory obligations of MKTG and the Sellers arising and to be performed after the Closing under the Assigned Contracts and those specific liabilities listed on Schedule 1.4, all of which shall be assumed pursuant to an Assumption Agreement in substantially the form of Exhibit B (collectively, the "Assumed Liabilities").

          (b) Nothing contained in this Paragraph 1.4 or in any instrument of assumption executed by ARI at the Closing or any other agreements, instruments, certificates, schedules or documents executed or delivered by any party pursuant to or in connection with this Agreement (collectively, the "Other Agreements") shall be deemed to release or relieve MKTG or any Seller from their representations, warranties, covenants, agreements and indemnities contained in this Agreement or any Other Agreement, each of which shall survive the execution and delivery hereof and thereof and the Closing.

          1.5. Obligations Not Assumed. Except for the Assumed Liabilities, ARI shall not assume any Liability of any MKTG or any Seller (whether related to the Business or otherwise) of any kind, and MKTG and each Seller shall pay, satisfy and perform all of such other Liabilities of MKTG and the Sellers (including without limitation of the Business) as and when due (collectively, the "Excluded Liabilities"). Without limiting the generality of the foregoing, the Excluded Liabilities shall include and the Assumed Liabilities shall not include, and under no circumstances shall ARI be deemed to assume, any Liability of MKTG or the Sellers or their respective Affiliates or Representatives (as defined in Paragraph 3.3) arising out of or relating to:

          (a) any Liability related in whole or in part to the businesses of MKTG, any Seller or any of their Affiliates other than the Business;

          (b) any Liability arising from any default, breach, nonperformance, misfeasance, malfeasance, violation of Law, or nonfeasance by or on behalf of MKTG, any Seller or any of their Affiliates, including without limitation any warranty claims or claims of breach or default under any Assigned Contract;

          (c) any Liability for accounts or notes payable of the Business other than the Assumed Liabilities;

          (d) any litigation, pending or threatened as of the Closing Date, or arising from or relating to activities of Sellers or their Affiliates including litigation identified on Schedule 4.13;

          (e) any Liability for violations of any Laws, or arising out of or resulting from any events, circumstances, plans, programs, or conditions occurring prior to the Closing Date;

          (f) any indebtedness, obligations, duties or other Liabilities related to or arising in connection with the Excluded Assets, including all executory obligations under Contracts included in the Excluded Assets;

          (g) any Liability arising out of the actual or alleged tortious conduct of any Seller, its Affiliates or any of their respective
Representatives, whether related to the Business or otherwise; and

          (h) except as otherwise expressly provided in Paragraph 3.6, any Liability for Taxes, including Taxes imposed on or measured by the income, profits or sales of Sellers, whether related to the Business or otherwise.

          1.6. Allocation. The Purchase Price shall be allocated among the Assets as set forth on Schedule 1.6, and such allocations are intended by ARI and Sellers to comply with Section 1060 of the Code and the regulations promulgated thereunder. Sellers and ARI each shall prepare and submit to the other for review and comment a completed Internal Revenue Service Form 8594, in a manner consistent with Schedule 1.6, at least sixty (60) days prior to the due date of such Forms 8594. Neither Sellers nor ARI shall take any position on any Return (as defined in Paragraph 4.14(a)) that is that is consistent with the allocation set forth on Schedule 1.6.

2. TRANSACTIONS AND DOCUMENTS AT CLOSING

          2.1. Closing. Subject to any prior termination of this Agreement pursuant to Article 10, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166, at 10:00 a.m., New York time, on the second Business Day after all the conditions set forth in Articles 7 and 8 hereof (other than those to be satisfied by the delivery of documents at Closing) have been satisfied or waived (the "Closing Date"). As used herein, "Effective Time" shall mean the time at which the Closing is consummated. For purposes of allocating financial or accounting items between the parties only, the Closing shall be deemed to have occurred at the close of business on the Closing Date.

          2.2. Deliveries at the Closing. (a) At the Closing:

                  (i) Sellers shall unconditionally sell, assign, transfer, convey, and deliver to ARI all of the Assets, free and clear of any and all Liens, except for Permitted Liens, and in furtherance thereof, Seller shall deliver to ARI (A) an Assignment and Bill of Sale in substantially the form of Exhibit C, (B) an affidavit of each Seller pursuant to Section 1445(b)(2) of the Code stating, under penalties of perjury, the Seller's United States taxpayer identification number and that the Seller is not a foreign person and (C) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as ARI shall reasonably request;

                  (ii) upon such delivery by MKTG and the Sellers, ARI shall make the payment and delivery of the Purchase Price in accordance with Paragraph 1.3. and ARI shall assume the Assumed Liabilities by delivering to MKTG and the Sellers an Assumption Agreement in substantially the form of Exhibit B; and

                  (iii) without limiting any other obligation of MKTG and Sellers under this Agreement, Sellers shall deliver to ARI the written consent, in form and substance reasonably satisfactory to ARI, of each of the other parties to any Assigned Contract or License identified on
         Schedule 2.2(a) whose consent is required to permit the assignment of such Assigned Contract or License to ARI with effect from the Effective Time and without change in the respective terms and conditions of such Assigned Contract or License.

          (b) At the Closing, the relevant Persons shall, in addition to the other documents, agreements, papers, and instruments required to be executed and delivered under or pursuant to this Agreement, execute and deliver a restrictive covenant agreement among MKTG, Sellers and ARI in substantially the form attached hereto as Exhibit D (the "MKTG Restrictive Covenant Agreement").

          (c) All deliveries, payments and other transactions and documents relating to the Closing shall be interdependent and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived satisfaction or performance thereof as a condition precedent to Closing).

          (d) From time to time and at any time, at ARI's request, whether prior to, on or after the Closing Date, and without further consideration, MKTG and Sellers shall, at their expense, execute and deliver such further documents and instruments of sale, assignment, transfer, conveyance and delivery and shall take such further reasonable actions as may be necessary or desirable, in the reasonable opinion of ARI, further to assign, transfer, convey and deliver to ARI all right, title and interest in and to the Assets, free and clear of any and all Liens, except for Permitted Liens, or as may otherwise be necessary or desirable to consummate the transactions contemplated by, or to carry out the intent of, this Agreement.

          (e) If any Contract or Permit included in the Assets may not be transferred or assigned without the consent, approval or waiver of a third party (including, if applicable, the execution by any Government of a novation agreement with respect to any government Contract) and the transfer or assignment or attempted transfer or assignment would constitute a breach thereof or a violation of any Law, nothing in this Agreement or in any Other Agreement will be deemed a transfer or assignment or an attempted transfer or assignment thereof. If ARI identifies any Contract of MKTG and/or Sellers that was not assigned to ARI on the Closing Date and ARI desires to have such Contract MKTG and Sellers will use their commercially reasonable efforts, both before and after the Closing to secure any such consents, approvals or waivers. Without limiting any other provision of this Agreement, if any such consents, approvals and waivers are not (for any reason) obtained before the Closing, then MKTG and Sellers will cooperate (at their expense) in any reasonable arrangement requested by ARI to transfer to ARI the economic benefit for all periods after the Closing of any such Assigned Contract as to which consent is not obtained, including by enforcement for the benefit of ARI of any and all rights of MKTG and/or Sellers against any other party thereto, and all payments received by MKTG and/or Sellers under any affected Assigned Contract for all periods after the Closing will be immediately paid over to

ARI. ARI's consummation of the transactions contemplated in this Agreement shall not abridge ARI's rights or MKTG's and/or Sellers' obligations under this subparagraph, which obligations shall survive the execution and delivery hereof and the Closing, and remain in full force and effect thereafter.

3. ADDITIONAL AGREEMENTS AND COVENANTS.

          3.1. Expenses. Except as otherwise provided in this Agreement, all expenses incurred by ARI in connection with the negotiations among the parties, and the authorization, preparation, execution and performance of this Agreement, any Other Agreement and the transactions contemplated by this Agreement shall be paid by ARI. Except as otherwise provided in this Agreement, all expenses incurred by MKTG and Sellers in connection with the negotiations among the parties, and the authorization, preparation, execution and performance of this Agreement, any Other Agreement and the transactions contemplated by this Agreement shall be paid by Sellers (and not out of any assets of Sellers that would constitute Assets).

          3.2. Brokers. ARI shall indemnify MKTG and the Sellers and hold them harmless from and against all claims or demands for commissions or other compensation by any broker, finder, or similar agent claiming to have been employed by or on behalf of ARI. MKTG and Sellers shall, jointly and severally, indemnify ARI and hold it harmless from and against all claims or demands for commissions or other compensation by any broker, finder, or similar agent claiming to have been employed by or on behalf of MKTG and/or Sellers.

          3.3. Publicity. All press releases and other public announcements respecting the subject matter hereof shall be made only with the mutual written agreement of ARI, MKTG and Sellers; provided, however, that any party hereto may make any disclosure required to be made under applicable Law or stock exchange rule if such party has determined in good faith that it is necessary to do so and uses its best efforts, prior to making the disclosure, to provide the other parties with a copy of the proposed disclosure and to discuss the proposed disclosure with the other parties.

          3.4. Access and Inspection. (a) MKTG and Sellers shall provide ARI and its Representatives full access, during normal business hours from the date of this Agreement through the Closing (or earlier termination of this Agreement pursuant to Article 10), to the books, records, properties and personnel of MKTG and Sellers for the purpose of making such investigation regarding the Business as ARI may reasonably desire, and MKTG and Sellers shall furnish such information concerning MKTG and Sellers, the Business and the Assets as ARI may reasonably request; provided, however, that all contacts between ARI and any employees of MKTG and any Seller related to such investigation shall be coordinated through one or more Representatives of MKTG or the Sellers. Subject to the foregoing sentence, MKTG and Sellers will not interfere with reasonable efforts by ARI to meet with employees of MKTG or any Seller involved in the Business for screening procedures. No investigation made heretofore or hereafter by or for ARI shall limit or affect the representations, warranties, covenants and agreements of Sellers contained in this Agreement all of which shall survive the execution or delivery of this Agreement and the Other Agreements and the Closing, except expressly provided otherwise in this Agreement.

          (b) ARI shall provide MKTG and the Sellers full access, during normal business hours from the date Closing through such reasonable time as is necessary, to the books, records, properties and personnel of the Business and the Assets, for the sole purpose of making such investigation regarding the Business and the Assets, as MKTG and Sellers may require for the purposes of complying with their obligations under the Securities and Exchange Act of 1934, as amended.

          3.5. Cooperation. The parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations hereunder, and all parties shall use commercially reasonable efforts to consummate the transactions contemplated herein and to fulfill their obligations hereunder, including by causing to be fulfilled at the earliest practical date the conditions precedent to the obligations of the parties to consummate the transactions contemplated

          3.6. Tax Matters. (a) MKTG and Sellers shall make all federal, state, local and foreign filings with respect to income Taxes for the Business for the Tax period ending on the Closing Date. All liabilities with respect to income Taxes under federal, state, local and foreign income Tax laws attributable to the operations of the Business through the Closing Date shall be borne by MKTG and Sellers, and any refunds or credits or rights to refunds or credits with respect thereto (including interest and penalties) shall be the property of MKTG and Sellers.

          (b) All Tax liabilities (other than income Taxes) attributable to the Business through the Closing Date shall be borne by MKTG and the Sellers.

          (c) All Taxes attributable to the Business subsequent to the Closing shall be the responsibility of ARI.

          (d) All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Business for a Tax period that includes (but does not end on) the Closing Date shall be apportioned between Paragraph 3.6(b) and Paragraph 3.6(c) as of the Closing Date based upon the number of days of such Tax period included in the pre-Closing period and the number of days of such Tax period included in the post-Closing period.

          (e) If either party pays any Taxes to be borne by the other party under this Paragraph 3.6, the other party shall promptly reimburse such party for the Taxes paid. If, in preparing Returns or payments after the Closing, it appears to ARI that MKTG and/or Sellers will be asked to pay additional Taxes, ARI shall so notify MKTG, and provide MKTG a reasonable opportunity to review and comment upon any related Returns prior to filing them and paying the Tax. If either party receives any refunds or credits which are the property of the other party under this Paragraph 3.6, such party shall promptly pay the amount of such refunds or credits to the other party.

          (f) MKTG and Sellers shall file all necessary documentation and Returns with respect to sales, use, excise, transfer, value added and other similar Taxes arising from the sale of the Assets. ARI shall be responsible for one-half (1/2) of all such Taxes and MKTG and the Sellers shall be responsible for one-half of all such Taxes.

          (g) The parties agree to cooperate with each other and to provide each other with all information and documentation reasonably necessary to permit the preparation and filing of all federal, state, local and foreign Returns and Tax elections with respect to the Business. ARI shall make available to MKTG and the Sellers and their representatives all records and materials reasonably required by them to pursue or contest any Tax matters and shall provide reasonable cooperation to MKTG and the Sellers in such case, including having personnel of the Business provide reasonable assistance to MKTG and Sellers, consistent with the manner in which such matters would have been dealt with prior to the Closing. MKTG and Sellers shall make available to ARI and its representatives those records and materials reasonably required by them to prepare, pursue or contest any Tax matters arising after the Closing which have factual reference to the pre-Closing periods.

          (h) ARI and Sellers agree that 2002 Forms W-2 for those employees of the Business hired by ARI shall be prepared and filed in accordance with the "alternate procedure" pursuant to Internal Revenue Service Revenue Procedure 96-60, 1996-2 C.B. 399, and any comparable provisions of applicable state and local laws.

          (i) No new elections with respect to Taxes, or changes in current elections with respect to Taxes, affecting the Assets shall be made after the date of this Agreement without the prior written consent of ARI.

          3.7. Sellers use of MKTG Name. As soon as practicable after the Closing, MKTG will (a) change the names of each of the other Sellers to a name that does not reference or use the "MKTG" name or mark, (b) solicit stockholder approval to change the name of MKTG to some other name not using the "MKTG" name or mark and (c) after the Closing, until papers are duly filed with the applicable Secretaries of State to effect such name changes, not to use the name of any Seller in any way for the purpose of selling or marketing any product or service or otherwise in any manner which does or might compete with ARI or, in any other way which, in ARI's reasonable judgment, could be detrimental to ARI's enjoyment of the rights and goodwill it sought when it paid for and acquired the assets of Sellers, except as expressly agreed by ARI in its sole discretion. Notwithstanding the foregoing, ARI shall grant MKTG a license to use the mark "MKTG" for a period of one (1) year from the Closing Date for "MKTG TeleServices, Inc." in connection with its business.

          3.8. Conversion of Customer Base. MKTG and Sellers acknowledge that a material component of the Business being purchased by ARI is the customer base of the Business, including information about and the goodwill of all customers thereof. MKTG and Sellers covenant and agree that after the Closing Date, they will in good faith and without additional consideration, consult with and assist ARI in converting all of the customers of MKTG and any Seller, whether under an Assigned Contract or otherwise, to customers of ARI.

          3.9. Agent. Each Seller hereby irrevocably appoints MKTG Services, Inc. (the "Agent") as its agent and attorney-in-fact, with full power to negotiate and settle claims for indemnification under Article 9 hereof, and to perform any other act arising under or pertaining to this Agreement, and the transactions contemplated hereby, including to waive any right or remedy of, or make any election or give any instructions on behalf of Sellers, or to settle or compromise any dispute between Sellers, on the one hand, and ARI on the other hand. The appointment of the Agent being coupled with an interest, it shall be irrevocable and shall be binding upon Sellers and their successors and assigns, and shall not be revoked by the dissolution of any thereof. The Agent shall be authorized to receive service of process on behalf of Sellers in any Action before any Forum, and any such service of process shall have the same effect as if served upon all Sellers. Any notice or communication to the Agent provided in accordance with this Agreement shall be effective as notice upon or communication to all Sellers for all purposes of this Agreement. Without limiting any other provision of this Paragraph 3.9, Sellers shall be obligated at all times during the term of this Agreement to designate and maintain an Agent with the powers and authorities described in this Paragraph 3.9.

          3.10 Sellers' Employees.

          (a) At the Closing, ARI will offer employment to those employees of MKTG and Sellers listed on Schedule 3.10(a). Any such offer of employment made by ARI which is not accepted on or prior to the Closing Date shall be revocable at ARI's option. Each employee employed by ARI (a "Transferred Employee") will be hired as an employee at will, subject to termination in the discretion of ARI. ARI will not, at the Closing, assume any of the MKTG or Sellers' Benefit Plans. After the Closing, each Transferring Employee will be eligible to participate in employee benefit plans and programs established and maintained by ARI or an affiliate of ARI in accordance with the terms and conditions of such plans or programs. Notwithstanding the preceding sentence, for purposes of eligibility to participate in, and the vesting of benefits under, such employee benefit plans and programs (and for purposes of accruing benefits with respect to vacation and sick leave only, subject to any terms and limitations of ARI's vacation and sick leave policies), each Transferring Employee will receive credit for all years of service with MKTG or Sellers prior to the Closing.

          (b) Schedule 3.10(b) hereto contains a list of the Sellers' Employees with all of the vacation and short-term disability (i.e., sick leave), set forth in number of days as of the most recent praticable date to which each such Transferring Employee has remaining for the calendar year 2002. The Sellers shall update this Schedule 3.10(b) as of the date which is two (2) days before the Closing Date.

          (c) Notwithstanding any other provision of this Agreement, MKTG and the Sellers shall be jointly liable for, and shall indemnify and hold ARI or any Affiliate employing the Sellers' Employees harmless from and against, any liabilities or obligations relating to the Sellers' Employees or their dependents, including reasonable fees and disbursements of attorneys, resulting from, and including, but not limited to, (i) any and all claims for life insurance, disability and medical benefits based on occurrences prior to the Closing, whether such claims are asserted before, on or after the Closing Date,
(ii) any and all other welfare and fringe benefit claims based on occurrences prior to the Closing, whether such claims are asserted before, on or after the Closing Date, (iii) any and all life insurance, disability, severance (including severance claims based upon the transactions contemplated hereunder), medical or other welfare and fringe benefit claims of any individual (or his or her covered dependents) who retired from or terminated employment with MKTG and/or the Sellers prior to the Closing or who died prior to the Closing, whether such claim is asserted before, on or after the Closing Date, (iv) any and all claims related to any severance or other termination benefits provided for by federal or state statute or otherwise and arising out of a claim of actual or constructive termination resulting from the consummation of the transactions contemplated hereunder if the termination occurred, or is claimed to have occurred, before or in connection with the Closing, and (v) any and all claims related to any compensation arrangement or benefit plan sponsored by MKTG or the Sellers including, but not limited to, any liability for any amounts payable thereunder as a result of the execution or performance of this Agreement or on the termination of any Sellers' Employees after the Closing in connection therewith.

          3.11 Non-Solicitation of Employees. In the event that this Agreement is terminated pursuant to Article 10 below, neither ARI nor any of MKTG or any of the Sellers shall, for a period of one (1) year following the date of such termination, employ as an employee or retain as a consultant, or persuade or attempt to persuade any person who is at the date hereof, or at any time prior to the termination of this Agreement was, an employee of or exclusive consultant to ARI or any Affiliate of ARI, MKTG or the Sellers, to leave such employment, or to become employed as an employee or retained as a consultant by such party, without the prior written consent of the other applicable party to this Agreement.

          3.12 Cash Reconciliation. No later than five (5) days after the Closing Date, MKTG, Sellers and ARI will mutually determine the amount of cash on hand by the Business as of 5:00 p.m. New York time on the date that is one
(1) day prior to the Closing Date and ARI will cause such amount to be paid to Sellers. In no event will MKTG or Sellers be entitled to any cash generated by the Business after 5:00 p.m. on the date that is one (1) day prior to the Closing Date. Cash on hand shall be based upon the book balance of each such account for cash on hand less any cash for which checks have been written but not presented to the applicable banks for payment and less any other appropriate adjustments or prorations.

          3.13 Post-Closing Delivery. Sellers shall comply with the covenant set forth in the definition of "Permitted Liens" pursuant to the terms thereof and shall, if deemed reasonably necessary or desirable by ARI, execute and deliver documentation to transfer of record to ARI at the U.S. Patent and Trademark Office or other applicable office title to any Intellectual Property Rights being conveyed hereunder.

          3.14 Sublease of New York Office Space. At the Closing, MKTG and the Sellers shall sublease to ARI its office space located on floors 19, 20 and 21 at 333 Seventh Avenue, New York, New York 10001. In consideration for the foregoing, ARI shall pay to MKTG the amount equivalent to the rent rate per square foot that is commensurate with that having been paid by MKTG and the Sellers on the date hereof.

          3.15 Assignment of Sellers' Office Space. At the Closing, MKTG and the Sellers shall assign to ARI its office space located in Wilmington, Delaware and Newtown, Pennsylvania.

          3.16 Post Closing Price Adjustment. To the extent that on the Closing Date and as reflected on the post-closing Schedule 4.19 (the "Account Payable List" as defined in Section 4.19) and the post-closing Schedule 1.1(m) (the "Accounts Receivable List" as defined in Section 4.19), the amount of accounts payable plus unbilled payables of the Business exceed the amount of accounts receivable plus unbilled work in process of the Business (the "Payable

Excess"), MKTG and the Sellers hereby agree, jointly and severally, to pay ARI in cash the amount of the Payable Excess (if any) within five (5) calendar days of the date when the Accounts Payable List and Accounts Receivable List are required to be finalized and delivered to ARI.

4.       REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLERS

                  MKTG and Sellers have delivered to ARI the Disclosure Letter attached hereto (the "Disclosure Letter") which contains certain information regarding MKTG, the Sellers, the Assets, the Assumed Liabilities and the Business. The information contained in the Disclosure Letter shall be deemed to be part of and qualify only those representations and warranties contained in this Article 4 which correspond to or are specifically referred to in the schedule contained in the Disclosure Letter. In addition to the Disclosure Letter, MKTG and Sellers have delivered to ARI certain documents and materials pursuant to this Agreement and the Disclosure Letter, and all such documents and materials expressly referred to herein are all true, correct and complete as of the date furnished, and any and all modifications or amendments thereto have been delivered to ARI. To induce ARI to enter into and perform this Agreement, MKTG and Sellers represent and warrant to ARI as follows:

          4.1. Organization and Qualification. (a) MKTG is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. MKTG Services - Boston, Inc. is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. MKTG Services - New York, Inc. is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York. MKTG Services - Philly, Inc. is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York. Sellers have all requisite power and authority and are entitled to own or lease the Assets and to carry on the Business as and in all places where such business is conducted and such Assets are owned or leased. Schedule 4.1 sets forth a list of all jurisdictions where Sellers are qualified or licensed to conduct business as a foreign corporation and in which they conduct the Business, which are all the jurisdictions where the character of the assets or properties owned or leased by Sellers in connection with the Business or the nature of such business conducted by them requires such qualification or licensure. Sellers have previously furnished to ARI true and complete copies of their certificates of incorporation, bylaws, or other governing documents, each as in effect on the date hereof.

          (b) Other than this Agreement, there are no outstanding Contracts, demands, or other circumstances under which any Seller is obliged or may become obliged to sell, assign, transfer, convey, or deliver any of the Assets to any Person.

          4.2. Inconsistent Obligations; Authorization. (a) MKTG and each Seller has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and all Other Agreements to which it is or will be a party. This Agreement has been and each of the Other Agreements has been (or at the Closing will be) duly and validly executed and delivered by MKTG and each Seller, as applicable, and each constitutes (or will, assuming the valid execution of this Agreement by ARI, when executed and delivered constitute) the valid and legally binding obligation of each such Seller and MKTG, enforceable in accordance with its respective terms.

          (b) Neither the execution, delivery nor performance of this Agreement or of any Other Agreement by MKTG or any Seller will or could, with the passage of time, the giving of notice, or both: (i) result in a violation of MKTG's or any such Seller's certificate of incorporation, bylaws, or other governing documents, or (ii) result in a breach of, conflict with or default under or violate any term or provision of any indenture, note, mortgage, bond, security agreement, loan agreement, guaranty, pledge, instrument, Order, or Law (including any applicable bulk sales laws), or, to the Knowledge of MKTG and Sellers, any other Contract to which MKTG or any Seller is a party or by which its assets and properties (including any Assets), is subject or bound; nor will such actions result in (w) the creation of any Lien on any of the Assets, (x) the acceleration or creation of any Liability of MKTG or any Seller (as it relates to the Business), or (y) the forfeiture of any right or privilege of MKTG or any Seller (as it relates to the Business).

          (c) All of the issued and outstanding shares of capital stock of each Seller are owned of record and beneficially by MKTG, free and clear of any and all Liens, including any adverse claims of any former shareholder.

          4.3. Consents. Except as set forth on Schedule 4.3, the execution, delivery and performance by each Seller of this Agreement and the Other Agreements to which each of them is (or will be) a party, and the consummation of the transactions contemplated in this Agreement and such Other Agreements do not and will not: (a) require the consent, approval or action of, or any filing with or notice to, any Government or other Person, (b) impose any other term, condition or restriction on ARI or any Seller pursuant to any business combination or takeover Law, or (c) impose any other term, condition or restriction on or under any Asset.

          4.4. No Violation; Compliance with Laws. Except as set forth on
Schedule 4.4, neither MKTG nor any Seller is in default under or in violation of: (a) its certificate of incorporation, bylaws, or other governing documents, or (b) any Law or Order (as any of them relate to the Business). The operations of MKTG and each Seller as they relate to the Business have been conducted at all times in all material respects in compliance with all applicable Laws. Neither MKTG nor any Seller has received any notification of any asserted past or present failure by MKTG or any Seller to comply with any applicable Law relating to the Business.

          4.5. Possession of Licenses. Each Seller possesses all franchises, certificates, licenses, Permits and other authorizations from Governments and all other Persons, free from burdensome restrictions, that are necessary for the ownership, maintenance, operation or transfer of the Assets and the conduct of the Business, and no Seller is in violation thereof.

          4.6. Financial Statements. Schedule 4.6 contains true, correct and complete copies of the following unaudited financial statements and reports (the "Financial Statements") relating to the Business: a balance sheet, a statement of income and a cash flow statement all dated as of September 30, 2002 (the "Reference Date"), which is the most recent balance sheet relating to the Business and prepared in the ordinary course of business as at the date of this Agreement. Sellers will deliver to ARI no later than twenty five (25) calendar days after the Closing Date the following unaudited financial statements and reports (the "Closing Date Financial Statements") relating to the Business: a balance sheet, a statement of income and a cash flow statement all dated as of the Closing Date. The Financial Statements and the Closing

Date Financial Statements are or will be true and correct in all material respects, have been or will be compiled in the ordinary course of business from books and records, were prepared or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present or will present fairly the financial condition of the Business as at the respective dates thereof and the results of operations and cash flows for the periods then ended, and are or will be consistent with the books and records of such Sellers; provided, however, that the Financial Statements and the Closing Date Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items. The books and records of each Seller are sufficient to allow the preparation of financial statements in accordance with GAAP with respect to the Business, and are true, correct and complete in all material respects.

          4.7. Liabilities. Neither MKTG nor any Seller has any Liability related to the Business, except (i) those reflected on the most recent Financial Statements, (ii) Liabilities incurred in the ordinary course of business since the Reference Date consistent with MKTG's and each Seller's past experience during the periods covered by the Financial Statements (none of which arises out of any default, breach, misfeasance, malfeasance, nonperformance, violation of Law or Order, or is in the nature of a tort, product liability claim or infringement claim), and (iii) as set forth on Schedule 4.7.

          4.8. Title to Properties. (a) Each Seller owns or leases all tangible personal property included in the Assets. Except for any items of personal property identified as leased on Schedule 4.8, each Seller has (and at the Closing will transfer to ARI) good, valid and complete title to all of the Assets, free and clear of any and all Liens, except for Permitted Liens. Each Seller holds (and at the Closing will transfer to ARI) a valid and enforceable leasehold interest, free and clear of any other Liens, with respect to each item of personal property identified as leased by such Seller on Schedule 4.8. Except as set forth on Schedule 4.8, and except for the assets and properties included in the Excluded Assets, the Assets sold to ARI pursuant to this Agreement constitute all of the assets and properties used to operate the Business in the manner previously operated by Sellers.

          (b) All machinery, equipment, computers, vehicles, and other items of tangible personal property included in the Assets are in good condition and repair, subject to normal wear and tear, suited for the use intended and are and have been operated in compliance with all applicable Laws. To the Knowledge of MKTG and the Sellers, there are no defects or conditions which would cause any of such tangible personal property to be or become inoperable or unsafe.

          (c) There is not, with respect to any lease for personal property included in the Assets: (i) any default by MKTG or any Seller, or any event which could, with the passage of time, the giving of notice, or both, constitute a default by MKTG or any Seller, or (ii) to the Knowledge of MKTG and the Sellers, any existing default by any lessor of any machinery, equipment or other tangible personal property, or any event which could, with the passage of time, the giving of notice, or both, constitute a default by such lessor.

          (d) There is no real estate owned by MKTG or any Seller that is used exclusively or primarily in the Business.

          4.9. Ability to Conduct Business and Intellectual Property Rights. (a)
Schedule 4.9(a) sets forth a complete and correct list and summary description of the Intellectual Property Rights owned or used by MKTG and each Seller that are or have been used by it in connection with the Business together with a complete list of all licenses granted by or to any Person with respect to any of the listed Intellectual Property Rights. Except as set forth in Schedule 4.9(a), all of such Intellectual Property Rights are owned by Sellers, free and clear of any and all Liens, except Permitted Liens.

          (b) Schedule 4.9(b) contains a complete and accurate list of all computer software, other than off-the-shelf software available for non-material one-time fees, owned, licensed or used by Sellers in the Business (the "Software"), specifying in each case whether such Software is owned or licensed and the names of all licensors. Sellers have the exclusive title to all owned Software, free and clear of all Liens, including claims or rights of employees, agents, consultants, contractors and other parties involved in the development, creation, maintenance or enhancement of such Software. MKTG and each Seller are in compliance with the provisions of any license or other agreement pursuant to which it has the right to use any licensed Software. MKTG's and Sellers' use of the Software does not, and ARI's use of the Software after the Closing will not, infringe on any intellectual property rights of any other Person.

          (c) Neither MKTG nor any of the Sellers has interfered with, infringed, misappropriated or otherwise violated or come into conflict with any intellectual property rights of any other Person in connection with the ownership or operation of the Business or the use of the Assets. Neither MKTG nor any Seller has received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation, violation or conflict. To the Knowledge of MKTG and the Sellers, no Person has interfered with, infringed, misappropriated, violated or otherwise come into conflict with any of the Intellectual Property Rights or any know-how or other intellectual property of MKTG or any Seller used in the Business. MKTG and each Seller have taken reasonable measures to protect and maintain the secrecy and proprietary nature of its Confidential Information relating to the Business.

          4.10. Contracts. (a) Each of the Contracts has been entered into in the ordinary course of business, is valid and enforceable in accordance with its terms, is in full force and effect, and will continue to be valid and enforceable and in full force and effect on substantially identical terms immediately following the Closing.

          (b) Except as set forth on Schedule 4.10(b), there are no existing defaults, events of default or events which could, with the passage of time, the giving of notice, or both, constitute a default by MKTG or any Seller or, to the Knowledge of MKTG or any of the Sellers, by any other party, under any Contract. Except as set forth on Schedule 4.10(b), no event has occurred which may give rise in the future (nor shall the consummation of the transactions contemplated by this Agreement give rise) to any right of termination, acceleration, damages or any other remedy under any Contract.

          (c) Schedule 4.10(c) sets forth a true and complete list of all Contracts that are material to the Business to which any Seller is a party, and contemporaneously with the execution and delivery of this Agreement, each Seller has delivered to ARI a true and complete copy of each such Contract. Except for Contracts identified on Schedules 4.10, 4.12 or 4.16, no

Seller is a party or subject to, whether oral or written, any of the following to the extent it relates to the Business or any Asset:

               (i) Any Contract involving an obligation which cannot, or in reasonable probability will not, be performed or terminated within thirty (30) days from the date as of which these representations are made;

               (ii) Any lease, rental agreement or other Contract affecting the ownership or leasing of, title to or use of any interest in any Asset and any maintenance or service agreements relating to any Asset;

               (iii) Any Contract providing for payments based in any manner upon the sales, purchases, receipts, income or profits of the Business;

               (iv) Any single Contract, including any sales or purchase order, which involves future payments, performance of services or delivery of goods or materials, to or by Seller with an amount or value in the aggregate in excess of $5,000; Any franchise agreement, marketing agreement or royalty agreement;

               (v) Any non-competition, non-solicitation, exclusive territory or other Contract restricting the conduct of the Business in any territory;

               (vi) Any instrument or arrangement evidencing or related to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of purchase money obligation, guaranty, subordination, conditional sale, capital lease, lease purchase or otherwise that are (i) secured by any Lien on the Assets or (ii) extended by or to any customers or suppliers of the Business; or

               (vii) Any vendor, bulletin production, licensing, data processing, maintenance or other agreement relating to the licensing, installation, servicing or use of computer software, or any Contract with any contract programmer, independent contractor, nonemployee agent or other entities (other than an employee) to perform computer programming services.

          4.11. Suppliers. Schedule 4.11 sets forth the names and addresses of any suppliers of significant data, goods, equipment or services to any Seller as it relates to the Business with respect to which practical alternative sources of supply are not available.

          4.12. Insurance. Schedule 4.12 lists the policy numbers, insurers, types and amounts of coverage and deductibles of all insurance policies relating to the Business, and true, correct and complete copies of such insurance policies have been delivered to ARI prior to the date of this Agreement.

          4.13. Litigation. Except as set forth on Schedule 4.13, no Action is pending or, to the Knowledge of the Sellers, threatened against, by or affecting MKTG or any of the Sellers relating to the Business or any Asset. There are no unsatisfied judgments or other Orders against any Seller that constitute or could result in a Lien on any Asset.

          4.14. Taxes. (a) MKTG and each Seller and any entity at any time eligible or required to file a consolidated or combined Tax return with MKTG and/or any such Seller (individually, an "Affiliated Entity" and collectively, the "Affiliated Entities"), have duly and timely filed all federal, state, municipal, local and foreign, if any, Tax returns and reports (including returns for estimated Tax), and all reports and returns of all other Governments having jurisdiction (collectively, "Returns") with respect to all Taxes. All such Returns show the correct and proper amount due, and the Taxes shown on all such Returns and all Tax assessments received by MKTG or any Seller or Affiliated Entity have been paid to the extent that such Taxes or assessments are due. Except as provided on Schedule 4.14, there is not in force any extension of time with respect to the due date for the filing of any Return of MKTG or any Sellers or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to MKTG or any Sellers. None of MKTG nor any of the Sellers has any Liability for the Taxes of any Person as a transferee or successor, by contract or otherwise.

          (b) Each of MKTG and the Sellers has previously provided true, correct and complete copies of all Returns relating to the Business or any Assets filed with respect to the preceding three (3) tax years. All Taxes imposed on MKTG and/or any Seller and its Affiliated Entities by any Government (including all withholding deposits in connection therewith required by applicable Law) which have become due and payable for any period have been paid in full, and adequate reserves for all other Taxes, whether or not due and payable, and whether or not disputed, have been set up on the books of MKTG and/or each such Seller, and such reserves will be adequate to pay all such Taxes of MKTG and/or each such Seller and of any Affiliated Entity for which MKTG and/or each such Seller may be liable, for all periods through the Closing. There is not now any proposed assessment against MKTG and/or any Seller or any Affiliated Entity or any Assets of additional Taxes of any kind. There is no dispute or Action concerning any Tax Liability of MKTG and/or any Sellers raised by a Government in writing.

          (c) None of the Assets (i) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code or (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

          4.15. Absence of Certain Business Practices. Neither MKTG nor any of the Sellers nor any of their officers, employees or agents, nor any other Person acting on behalf of MKTG or any of the Sellers, has, directly or indirectly, within the past five years, given or agreed to give any: (a) bribe, kickback or similar payment or benefit to any Person in connection with the Business or (b) any gift or similar benefit to any Person who is or may be in a position to help or hinder the Business (or assist MKTG or any Sellers in connection with any actual or proposed transaction relating to the Business) which (i) might subject MKTG or any such Sellers to any material damage or penalty in any Action or which might have a material adverse effect on the Business or the Assets, (ii) if not given in the past, might have had a material adverse effect on the Business or the Assets, or (iii) if not continued in the future, might have a material adverse effect on the Business or any Asset or which might subject ARI or its Affiliates to any material damage or penalty in any Action.

          4.16. Agreements and Transactions with Related Parties. Except as set forth on Schedule 4.16, no Seller is a party, directly or indirectly, to any Assigned Contract, or any other Contract that relates primarily or exclusively to the Business with, (a) any Person owning, or formerly owning, beneficially or of record, directly or indirectly, any of the shares of or other equity interests in MKTG or any Seller, (b) any Affiliate of such a Person, (c) any director or officer of MKTG or any Seller, (d) any Person of which any of the foregoing Persons holds, directly or indirectly, more than three percent (3.0%) of the capital stock or other equity interests, or (e) any partnership in which any of the foregoing Persons is a general partner (the foregoing, "Related Parties"). Without limiting the generality of the foregoing, except as described on Schedule 4.16, (x) no Related Party, directly or indirectly, owns or controls any assets or properties which are or have been used by in the Business, and (y) no Related Party, directly or indirectly, engages in or has any significant interest in or connection with any business which is or within the last three years has been a competitor, customer or supplier of MKTG or any Seller or has done business with MKTG or any Seller as it relates to the Business.

          4.17. Absence of Changes. Except as set forth on Schedule 4.17, since the Reference Date:

          (a) there has been no change in the business, assets, properties, Liabilities, affairs, results of operations, condition (financial or otherwise) or cash flows of the Business or in its relationships with suppliers, customers, employees, lessors or others, other than changes in the ordinary course of business consistent with past practice, none of which have had or will have a material adverse effect on the Assets or the Business, in the aggregate;

          (b) there has been no damage, destruction or loss to the Business or any Asset, whether or not covered by insurance that has had or will have a material adverse effect on the Assets or the Business, in the aggregate;

          (c) MKTG and each Seller have operated the Business in the ordinary course and consistent with prior practices;

          (d) the books, accounts and records of MKTG and each Seller relating to the Business have been maintained in the usual, regular and ordinary manner on a basis consistent with prior years and in accordance with GAAP;

          (e) no Liability of MKTG nor any Seller relating to the Business or any Asset has been discharged or satisfied, other than in the ordinary course of business and consistent with prior practice;

          (f) there has been no Lien (other than Liens for current Taxes which are not yet due and payable) created on or in any of the Assets;

          (g) there has been no sale, transfer, lease or other disposition of any asset of MKTG or any Seller relating to the Business to any Related Party or, except in the ordinary course of business of MKTG or any such Seller, to any other Person, and no material debt to, or material claim or right of, MKTG or any Seller relating to the Business has been canceled, compromised, waived or released;

          (h) there has been no amendment, termination or waiver of, or any notice of any amendment, termination or waiver of, any right of MKTG or any Seller under any Assigned

Contract or under any franchise, certificate, license, permit or authorization from any Government relating to the Business;

          (i) neither MKTG nor any Seller has entered into any Contract related to the Business or the Assets outside the ordinary course of business;

          (j) neither MKTG nor any Seller has incurred or increased any Liability for, or entered into any instrument or arrangement evidencing or related to, indebtedness for money borrowed or to be borrowed in connection with the Business that would be classified as a long-term Liability on a balance sheet of MKTG or any such Seller prepared in accordance with GAAP; and

          (k) neither MKTG nor any of Sellers has engaged in any plan or taken any actions outside of the ordinary course of business to increase the amount of cash in the Business on the Closing Date, including, but not limited to, increasing the collection of receivables or delaying the payment of any payables prior to the Closing.

          4.18. Real Property. The Assets do not include any fee interests in real estate. To the Knowledge of Sellers, the operations of Sellers at the locations which are subject to a lease which will be assigned to ARI have been conducted at all times in compliance with all applicable environmental Laws.

          4.19 Accounts Payable and Accounts Receivable. Sellers have provided ARI Schedule 4.19 (the "Accounts Payable List") and Schedule 1.1(m) (the "Accounts Receivable List") which are lists of accounts payable and accounts receivable, respectively, of the Business. MKTG and Sellers represent and warrant that Schedule 4.19 and Schedule 1.1(m) are and will be true and correct in all material respects, have been and will be compiled in the ordinary course of business from books and records of the Business, are and will be prepared in accordance with GAAP and include and will include all amounts for unbilled payables and unbilled work in process and any other necessary and relevant information to make such lists true and correct. MKTG and Sellers represent and warrant that Schedule 4.19 and Schedule 1.1(m) shall include the following information all of which shall be true and correct: the amounts of the payables or receivables, the dates when the payables or receivables accrued and became payable or receivable and the names of the Persons from which the receivables are owed and to which the Payables will be paid. Within twenty five (25) calendar days of the Closing, MKTG and Sellers will provide ARI with the final Accounts Payable List and Accounts Receivable List dated as of the Closing Date.

          4.20 Full Disclosure. No representation or warranty of any Seller contained in this Agreement or any Other Agreement contains any untrue or incomplete statement of material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading. To the Knowledge of MKTG and the Sellers, there is no existing fact(s) which materially adversely affects, or in the future may materially adversely affect, the business, Assets, properties, Liabilities, affairs, results of operations, condition (financial or otherwise), or cash flows of the Business which is not disclosed in this Agreement. The representations and warranties set forth in this Article 4 shall be deemed made at and as of the execution and delivery of this Agreement and again at and as of the Effective Time.

5. REPRESENTATIONS AND WARRANTIES OF ARI

                  As an inducement to Sellers to enter into and perform this Agreement, ARI hereby represents and warrants as follows:

          5.1. Organization. ARI is an Ohio corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio.

          5.2. Authorization; No Inconsistent Agreements. ARI has all requisite power and authority to execute, deliver and perform this Agreement and the Other Agreements to which it is or will be a party. This Agreement has been, and each of such Other Agreements has been (or at the Closing will be) duly and validly executed and delivered by ARI and constitutes (or will when executed and delivered constitute) the valid and legally binding obligation of ARI, enforceable in accordance with its respective terms.

          5.3. Inconsistent Obligations. Neither the execution, delivery nor the performance of this Agreement and any Other Agreement by ARI will or could, with the passage of time, the giving of notice, or both: (i) result in a violation of its articles of incorporation, by laws or other governing documents, or any Law, or (ii) result in a breach of, conflict with or default under any term or provision of any indenture, note, mortgage, bond, security agreement, loan agreement, guaranty, pledge or other Contract, or any Order to which ARI is a party or by which it is bound; nor will such actions result in the creation of any Lien on any of the assets of ARI or the acceleration or creation of any Liability of ARI that would affect its ability to perform under this Agreement.

          5.4. Consents. The execution, delivery and performance by ARI of this Agreement and the Other Agreements to which it is (or will be) a party, and the consummation by ARI of the transactions contemplated in this Agreement and such Other Agreements, do not require the consent, approval or action of, or any filing with or notice to, any Government or other Person.

          5.5. Availability of Funds. ARI has available and will have available on the Closing Date sufficient funds to enable it to consummate the transactions contemplated by this Agreement.

          5.6. Litigation. There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the Knowledge of ARI, threatened against ARI or any of its Affiliates, which (i) could reasonably be expected to impair ARI's ability to perform its obligations under this Agreement, or which (ii) seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby.

6. CONDUCT OF BUSINESS OF SELLERS PENDING CLOSING.

                  MKTG and Sellers covenant and agree that, except as may otherwise be provided herein, without the prior written consent of ARI, between the date of this Agreement and the Closing:

          6.1. Business in the Ordinary Course. Each Seller shall conduct its operations as they relate to the Business only in the ordinary and usual course and consistent with prior practices. Without limiting the generality of the foregoing, without the prior written consent of ARI:

          (a) Neither MKTG nor any Seller shall enter into any Contract relating to the Business other than those: (i) entered into in the ordinary course of business at prices and on terms consistent with the prior operating practices of such Seller, or (ii) which do not obligate any Seller to provide services to any customer or third party for a period in excess of twelve (12) months (unless terminable without liability upon not more than thirty (30) days notice) and do not involve consideration with an aggregate value in excess of $5,000, (iii) on terms which do not permit the assignment thereof to ARI pursuant hereto; provided, however, that neither MKTG nor any Seller will enter into any such Contract relating to the Business with any Related Party;

          (b) except for the disposal of used equipment, and the use of miscellaneous supplies, all in the ordinary course of business in accordance with past practices, neither MKTG nor any Seller shall sell, assign, transfer, convey, pledge, mortgage, encumber or otherwise dispose of, or cause the sale, assignment, transfer, conveyance, pledge, mortgage, encumbrance or other disposition of, any of the Assets;

          (c) no rebates, discounts or concessions shall be granted by MKTG nor any Seller to customers, in connection with the Business after the date of this Agreement other than in the ordinary course in accordance with past practices;

          (d) MKTG and each Seller shall maintain, preserve and protect all of its tangible Assets in good condition and repair, except for ordinary wear and tear;

          (e) the books, records and accounts of MKTG and each Seller relating to the Business shall be maintained in the ordinary course of business on a basis consistent with prior practices and in accordance with GAAP;

          (f) MKTG and each Seller shall use its reasonable commercial efforts to preserve the Business, to preserve the goodwill of the suppliers and customers thereof and others having business relations with the Business;

          (g) Neither MKTG nor any Seller shall take, or agree to take, any action which would make any representation or warranty contained in this Agreement untrue, incorrect or misleading in any material respect as of the date when made or at any time through the Closing;

          (h) at or prior to the Closing, MKTG will cause Sellers to repay any and all amounts outstanding to Milberg Factors;

          (i) neither MKTG nor Sellers will solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of any of Sellers (including any acquisition structured as a merger, consolidation, or share exchange); provided, however, that Sellers, and their directors and officers will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties require them to do so; and

          (j) neither MKTG nor any of Sellers will engage in any plan or take any actions outside of the ordinary course of business to increase the collection of receivables or to delay the payment of any payables for the purpose of increasing the amount of cash in the Business on the Closing Date.

          6.2. Changes in Representations and Warranties. At all times prior to and including the Closing Date, MKTG and Sellers shall promptly provide ARI with written notification of any event, occurrence or other information of any kind whatsoever which affects or may affect, the continued truth, correctness or completeness of any representation or warranty made in this Agreement or any Other Agreement. Nothing contained in any such notification shall be deemed to modify or qualify any such representation or warranty.

7. CONDITIONS TO OBLIGATIONS OF ARI

               All obligations of ARI hereunder to consummate the transactions contemplated in this Agreement at the Closing are subject to the fulfillment and satisfaction of each of the following conditions on or prior to the Closing, any or all of which may be waived in whole or in part by ARI, provided that such waiver shall be without prejudice to any other right or remedy which ARI may have as a result of any misrepresentation by, or breach of any representation, warranty, covenant or agreement of, MKTG and Sellers contained in this Agreement or any Other Agreement.

          7.1. Representations and Warranties. The representations and warranties of MKTG and Sellers contained in this Agreement and any Other Agreements shall have been true and correct at and as of the date when made and at and as of the Effective Time.

          7.2. Compliance with Agreements and Conditions. Sellers shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed, complied with or satisfied by them prior to or on the date of the Closing.

          7.3. No Material Adverse Change. There shall not have occurred any material adverse change in the business, assets, properties, Liabilities, affairs, results of operations, condition (financial or otherwise), or cash flows of MKTG or any Seller as it relates to the Business or Assets prior to the Closing.

          7.4. Certificate of Sellers. MKTG and Sellers shall have delivered to ARI a certificate executed by an officer of MKTG and each Seller, dated the Closing Date, certifying in such detail as ARI may reasonably request as to the fulfillment and satisfaction of the conditions specified in Paragraphs 7.1, 7.2, and 7.3.

          7.5. Resolutions. ARI shall have received duly adopted resolutions of the Board of Directors of MKTG and the Board of Directors of each Seller and from MKTG (as the sole shareholder of each Seller), certified by MKTG's and each such Seller's Secretary, and such other evidence of incumbency and corporate authorizations as ARI may reasonably request, showing the authorization and approval of the execution, delivery and performance by MKTG and the Sellers of this Agreement and each Other Agreement to which they are a party, and of the taking of any and all other actions necessary to enable MKTG and Sellers to comply with the terms of this Agreement and to consummate the transactions contemplated by this Agreement.

          7.6. Government Consents. ARI shall have received all authorizations, consents and approvals of any Government necessary or desirable for the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, all such authorizations, consents and approvals shall be in full force and effect, and all notices required to be given to any Government shall have been given.

          7.7. Other Consents. MKTG and Sellers shall have delivered to ARI as soon as practical and in no event later than two (2) Business Days prior to the Closing Date, all authorizations, consents and approvals reasonably required in connection with the consummation of the transactions contemplated by this Agreement, including the consents identified on Schedule 2.2(a); provided, however, that none of such authorizations, consents or approvals shall be given on terms that could adversely affect the business, assets, properties, Liabilities, affairs, results of operations, condition (financial or otherwise), cash flows or prospects of MKTG or any Seller as it relates to the Business, or ARI's ownership of the Assets and operation of the Business after the Closing.

          7.8. No Inconsistent Requirements. No Action shall have been instituted by any Government or other Person: (i) against a party to this Agreement to restrain or prohibit the consummation of the transactions contemplated in this Agreement or (ii) which could reasonably be expected to have a material adverse effect on the business, assets, properties, Liabilities, affairs, results of operations, condition (financial or otherwise), cash flows or prospects of Seller as it relates to the Business or ARI's ownership of the Assets and operation of the Business after the Closing.

          7.9. Other Agreements. The following agreements shall have been executed and delivered to ARI (i) the MKTG Restrictive Covenant Agreement, (ii) the Escrow Agreement, (iii) the Assignment and Bill of Sale Agreement and (iv) the Assumption Agreement.

          7.10. Opinions of Counsel. ARI shall have received the legal opinion of Greenberg Traurig LLP, legal counsel for Sellers, in substantially the form of Exhibit E.


8. CONDITIONS TO OBLIGATIONS OF MKTG AND SELLERS

         All obligations of MKTG and Sellers hereunder to consummate the transactions contemplated in this Agreement at the Closing are subject to the fulfillment and satisfaction of each of the following conditions on or prior to the Closing, any or all of which may be waived in whole or in part by MKTG and Sellers, provided that such waiver shall be without prejudice to any other right or remedy which Sellers may have as a result of any misrepresentation by, or breach of any representation, warranty, covenant or agreement of ARI contained in this Agreement or any Other Agreement.

          8.1. Representations and Warranties. The representations and warranties of ARI contained in this Agreement and any Other Agreement shall have been true and correct at and as of the date when made and at and as of the Closing.

          8.2. Compliance with Agreements and Conditions. ARI shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed, complied with or satisfied by ARI prior to or on the date of the Closing.

          8.3. Certificates of ARI. ARI shall have delivered to MKTG a certificate executed by an officer of ARI, dated the Closing Date, certifying in such detail as MKTG may reasonably request as to the fulfillment and satisfaction of the conditions specified in Paragraphs 8.1 and 8.2.

          8.4. Resolutions. ARI shall have delivered to MKTG duly adopted resolutions of the Board of Directors of ARI, certified by the Secretary or an Assistant Secretary of ARI as of the date of the Closing, authorizing and approving the execution of this Agreement and each Other Agreement to which ARI is a party and the taking of any and all other actions necessary to enable ARI to comply with the terms of this Agreement and to consummate the transactions contemplated by this Agreement.

          8.5. Other Agreements. The following agreements shall have been executed and delivered to Sellers (i) the MKTG Restrictive Covenant Agreement,
(ii) the Escrow Agreement, (iii) the Assignment and Bill of Sale Agreement and
(iv) the Assumption Agreement.

          8.6. Opinion of Counsel. Sellers shall have received the legal opinion of Vorys, Sater, Seymour and Pease LLP, legal counsel for ARI, in substantially the form of Exhibit F.

          8.7. No Inconsistent Requirements. No Action shall have been instituted by any Government or other Person against a party to this Agreement to restrain or prohibit the consummation of the transactions contemplated in this Agreement.

9. INDEMNITIES

          9.1. Indemnification of ARI. In accordance with and subject to the provisions of this Paragraph 9.1 and Paragraph 9.2 hereof, Sellers (the "Indemnitors") shall, jointly and severally, indemnify and hold harmless ARI, its Affiliates and their respective officers, directors, agents and employees (each, an "Indemnitee") from and against and in respect of any loss, damage, Liability, diminution in value, cost and expense, including reasonable attorneys' fees and amounts paid in settlement, and interest thereon, whether or not arising out of a third party claim or Action (collectively, "Indemnified Losses"), suffered or incurred by any Indemnitee by reason of, or arising out of, directly or indirectly:

          (a) any misrepresentation or breach of representation or warranty contained in this Agreement or in any Other Agreement, or the breach of any covenant or agreement of any Seller or any Shareholder contained in this Agreement or any Other Agreement;

          (b) any Liability of MKTG or any Seller, whether now in existence or hereafter incurred, other than the Assumed Liabilities;

          (c) any and all losses, Liabilities or damages resulting from or arising out of any failure to comply with any "bulk sales" or similar Laws applicable to the transactions contemplated by this Agreement; and

          (d) all Actions, Orders, assessments, fees and expenses incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof (whether or not ultimately successful), or in enforcing this Agreement.

          9.2. Non-Third Party Claims. If any claim for Indemnified Losses that does not relate to a claim or Action by a third party arises after the date hereof, the Indemnitee shall provide written notice thereof to the Indemnitors. The amount and liability for such claim shall be deemed final unless the Indemnitors notify the Indemnitee in writing within thirty (30) days after such written notice that the Indemnitors dispute such claim. The Indemnitors shall pay or reimburse the Indemnitee for any such Indemnified Losses within fifteen
(15) days after such loss is deemed final. ARI shall not be entitled to seek indemnification for any claims under Paragraph 9.1(a) of this Agreement until the total amount of claims for which indemnification is sought under this Agreement shall exceed $100,000 (the "Basket"); provided, however, that after ARI has claims under this Agreement exceeding the amount of the Basket, ARI shall be entitled to seek indemnification for the entire amount of any such claims (subject to the limitation in the last sentence of this paragraph) from MKTG and/or Sellers, jointly and severally; provided, further, that the Basket shall only apply to limit indemnification claims pursuant to subparagraph 9.1(a) and does in any way limit any other claims, rights, common law rights or remedies of ARI under Paragraph 9 of this Agreement or any other provision of this Agreement or otherwise. Notwithstanding any provision of this Agreement to the contrary, to the extent that any Indemnified Losses exceed an aggregate ceiling of $11,000,000, the Indemnitors shall have no obligation to indemnify the Indemnitee in excess of such $11,000,000 ceiling amount. Notice of any such claim must be made prior to the six-month anniversary of the Closing.

          9.3. Defense of Third Party Claims. (a) If any claim or Action by a third party arises after the date hereof for which the Indemnitors may have an indemnification obligation under this Agreement, then the Indemnitee shall notify the Indemnitors within a reasonable time after such claim or Action arises and is known to the Indemnitee, and shall give the Indemnitors a reasonable opportunity: (i) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnitee; (ii) to take all other required steps or proceedings to settle or defend any such claim or Action; and (iii) to employ counsel to contest any such claim or Action in the name of the Indemnitee or otherwise.

          (b) The expenses of all proceedings, contests or lawsuits with respect to such claims or Actions shall be borne by the Indemnitors. If the Indemnitors wish to assume the defense of such claim or Action, then the Indemnitors shall give written notice to the Indemnitee within thirty (30) days after notice from the Indemnitee of such claim or Action, and the Indemnitors shall thereafter assume the defense of any such claim or liability, through counsel reasonably satisfactory to the Indemnitee; provided that the Indemnitee may participate in such defense at its own expense. The Indemnitee shall have the right to control the defense of the claim or Action unless and until the Indemnitors shall: (i) assume the defense of such claim or Action, and (ii) acknowledge in writing to the Indemnitee that the Indemnitors shall be obligated to indemnify the Indemnitee in connection with such claim or Action. Notwithstanding any other provision of this Agreement, the Indemnitors shall not agree to any settlement or other resolution of any claim or Action that includes any remedy other than the payment of monetary damages without the prior written consent of the Indemnitee.

          (c) If the Indemnitors do not assume the defense of, or if after so assuming, fail to defend, any such claim or Action, then the Indemnitee may defend against such claim or Action in such manner as the Indemnitee may deem appropriate (provided that the Indemnitor may participate in such defense at its own expense) provided that the Indemnitee may not settle such claim or Action without the Indemnitors' prior written consent, which will not be unreasonably withheld, and the Indemnitors shall promptly reimburse the Indemnitee for the amount of all expenses, legal and otherwise, reasonably and necessarily incurred by the Indemnitee in connection with the defense against and settlement of such claim or Action. If no settlement of such claim or Action is made, the Indemnitors shall satisfy any judgment rendered with respect to such claim or in such Action, before the Indemnitee is required to do so, and pay all expenses, legal or otherwise, reasonably incurred by the Indemnitee in the defense of such claim or Action.

          (d) If an Order is rendered against the Indemnitee in any Action covered by the indemnification hereunder, or any Lien in respect of such Order attaches to any of the assets of the Indemnitee, the Indemnitors shall immediately upon such entry or attachment pay any amount required by such Order in full, or discharge such Lien unless, at the expense and request of the Indemnitors, an appeal is taken under which the execution of the Order or satisfaction of the Lien is stayed. If and when a final Order is rendered in any such Action, the Indemnitors shall forthwith pay any amount required by such Order or discharge such Lien before the Indemnitee is compelled to do so.

          9.4. Survival. (a) All representations, warranties, agreements, covenants and obligations made or undertaken by MKTG and Sellers in this Agreement or in any of the Other Agreements executed and delivered pursuant hereto are material, have been relied upon by ARI and shall survive any investigation heretofore or hereafter made by ARI and shall survive the Closing indefinitely except as specifically limited in this Agreement. The representations and warranties of MKTG and Sellers contained in this Agreement and the Closing hereunder and shall not merge in the performance of any obligation by any party hereto.

          (b) The representations and warranties of MKTG and Sellers under this Agreement set forth in Paragraphs 4.1, 4.2, 4.3 and 4.8 shall survive indefinitely. The representations and warranties of MKTG and Sellers set forth in Paragraph 4.14 shall survive for the applicable Statute of Limitation period. All other representations and warranties of MKTG and Sellers under this Agreement shall be of no further force and effect after the six-month anniversary of the Closing.

          9.5. Indemnification by ARI. ARI shall indemnify and hold harmless MKTG and Sellers from and against and in respect of any loss, damage, Liability, cost and expense, including reasonable attorneys' fees and amounts paid in settlement, and interest thereon, whether or not arising out of a third party claim or Action suffered or incurred by MKTG or Sellers by reason of or arising out of (a) any misrepresentation, or breach of any representation, warranty, covenant or agreement of ARI contained in this Agreement or in any Other Agreement; (b) ARI's failure to pay or perform any of the Assumed Liabilities, and (c) any

Liability that arises after the Closing Date from ARI's operation of the Business; provided, however, that nothing contained in this Paragraph 9.5 shall obligate ARI to indemnify MKTG and Sellers with respect to any matter as to which MKTG and Sellers are obligated to indemnify an Indemnitee pursuant to Paragraph 9.1. The procedures governing indemnification in Paragraphs 9.2 and
9.3 shall also apply to claims brought under this Paragraph 9.5 and for such purposes, ARI shall be deemed to be the "Indemnitor" referred to therein and MKTG and Sellers shall be deemed the "Indemnitee".

10. TERMINATION

          10.1. Termination for Certain Reasons. This Agreement may be terminated at any time prior to the Closing as follows:

          (a) by ARI, if any material adverse change in the business, assets, properties, Liabilities, affairs, results of operations, condition (financial or otherwise), cash flows or prospects of the Business shall have occurred;

          (b) by ARI or by MKTG and Sellers if the conditions to Closing contained in Articles 7 or 8, as applicable, shall not have been satisfied or waived in writing.

          10.2. Effect of Termination. Upon any such termination, no party shall have any further rights, Liabilities or obligations hereunder; provided, however, if any of the provisions contained herein have been breached by any party, the non-breaching parties may pursue any and all rights and remedies they may have at Law, in equity or otherwise, by reason of such breach regardless of such termination, and such termination shall not constitute an election of remedies; provided, further, that the confidentiality provisions contained in Paragraph 3.4 and the non-solicitation provisions contained in Paragraph 3.10 above shall survive termination.

11. MISCELLANEOUS

          11.1. Notices. All notices and other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by overnight delivery with a nationally recognized service, with receipt acknowledged; by pre-paid, first class certified or registered mail, return receipt requested; or by facsimile transmission, to the intended recipient thereof at the applicable address or facsimile number set out below. If delivered personally, the date on which a notice or other communication is delivered shall be the date on which such notice or communication is deemed given. If delivered by confirmed facsimile and on the date thereof a copy is dispatched by personal delivery, certified mail or overnight delivery service, the date on which the notice or other communication is deemed given shall be the date on which such delivery was made by facsimile. If delivered by mail, by overnight delivery service or by any means not expressly covered above, the date on which such notice or other communication is received shall be the date it is deemed given. The addresses and facsimile numbers of the parties for purposes of this Agreement are as follows:


         (i)    If to ARI:                     Automation Research, Inc.
                                               250 East Town Street
                                               P.O. Box 1838
                                               Columbus, Ohio  43216
                                               Attn.: Mr. William H. Price
                                               Facsimile No.: (614) 222-4321

                with a copy to:                Vorys, Sater, Seymour and Pease LLP
                                               52 East Gay Street
                                               P. O. Box 1008
                                               Columbus, Ohio  43216-1008
                                               Attn.: Michael D. Martz, Esq.
                                               Facsimile No.: (614) 719-4841

         (ii)   If to MKTG or Sellers:         MKTG Services, Inc.
                                               333 Seventh Avenue
                                               New York, New York 10001-5001
                                               Attn.: Jeremy Barbera
                                               Facsimile No.: (917) 339-7166


                with a copy to:                Greenberg Traurig, LLP
                                               200 Park Avenue
                                               New York, New York 10166
                                               Attn.: Alan I. Annex, Esq.
                                               Facsimile No.: (212) 801-6400


                Any party may change the address or facsimile number to which notices or other communications to such party shall be delivered, mailed or transmitted by giving notice thereof to the other parties in the manner provided herein.

          11.2. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

          11.3. Governing Law. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Ohio, without regard to its conflicts of Laws rules.

          11.4. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that no Seller may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of ARI.

          11.5. Partial Invalidity and Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable Laws and are intended to be limited to the extent necessary to render this Agreement legal, valid and enforceable. If any term of this Agreement, or part thereof, not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a Forum of competent jurisdiction, it is the intention of the parties that the remaining terms hereof, or part thereof, shall constitute their agreement with respect to the subject matter hereof and all such remaining terms, or parts thereof, shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision.

          11.6. Waiver. Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but only if such waiver is evidenced by a writing signed by such party which makes specific reference to this Agreement. No failure on the part of any party hereto to exercise, and no delay in exercising, any right, power or remedy created hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver by any party hereto of any breach of or default in any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof.

          11.7. Headings. The headings of particular provisions of this Agreement are inserted for convenience only and shall not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement.

          11.8. Number; Gender; Construction. Where the context requires, the use of the singular form herein shall include the plural, the use of the plural shall include the singular, and the use of any gender shall include any and all genders. The use of the word "including" in this Agreement shall be deemed to mean "including, without limitation."

          11.9. Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement, which are incorporated in and an integral part of this Agreement) supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and this Agreement constitutes and contains the sole and entire agreement between the parties with respect to the matters covered hereby and thereby. This Agreement shall not be altered or amended except by an instrument in writing signed by or on behalf of the party entitled to the benefit of the provision against whom enforcement is sought. Nothing expressed to or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

12. DEFINITIONS

                  For purposes of this Agreement, the following terms shall have the meanings specified with respect thereto below:

                  "Action" shall mean any action, suit, litigation, complaint, counterclaim, claim, petition, mediation contest, or administrative proceeding, whether at Law, in equity, in arbitration or otherwise, and whether conducted by or before any Government or other Person.

                  "Accounts Payable Lists" shall have the meanings set forth in Paragraph 4.20.

                  "Accounts Receivable Lists" shall have the meanings set forth in Paragraph 4.20.

                  "Affiliate" of any specified Person shall mean any other Person directly or indirectly Controlling, Controlled by, or under direct or indirect common Control with such specified Person, or with respect to any natural person, any present or former spouse of such natural person and any parent, sibling, child, grandchild or grandparent (and any present or former spouse of the foregoing) of such natural person or such natural person's present or former spouse.

                  "Affiliated Entity" or "Affiliated Entities" shall have the meaning set forth in Paragraph 4.14(a).

                  "Agent" shall have the meaning set forth in Paragraph 3.10.

                  "Agreement" shall have the meaning set forth in the Preamble.

                  "ARI" shall have the meaning set forth in the Preamble.

                  "Assets" shall have the meaning set forth in Paragraph 1.1.

                  "Assigned Contracts" shall have the meaning set forth in Paragraph 1.1.

                  "Assumed Liabilities" shall have the meaning set forth in Paragraph 1.4(a).

                  "Business" shall have the meaning set forth in the Recitals.

                  "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or Columbus, Ohio are required or authorized to be closed.

                  "Closing" shall have the meaning set forth in Paragraph 2.1.

                  "Closing Date" shall have the meaning set forth in Paragraph 2.1.

                  "Closing Date Financial Statements" shall have the meaning set forth in Paragraph 4.6.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Confidential Information" shall mean, with respect to any Person, any and all technical, business, and other information of such Person which derives value, actual or potential, from not being generally known to the public or to other Persons, including technical or nontechnical data, compositions, devices, methods, techniques, drawings, inventions, processes, financial data, financial plans, product or service plans, lists of actual or potential customers or suppliers, information regarding the acquisition and investment plans and strategies, business plans or operations of the Person or its Affiliates, whether or not such information constitutes a trade secret under applicable Law. Confidential Information of a Person includes information of third parties that such Person maintains or is obligated to keep or treat as confidential.

                  "Contract" means any agreement, contract, commitment, instrument, license, lease arrangement, consensual obligation, promise or undertaking, whether written or oral and whether or not legally binding.

                  "Control" means a Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by Contract or otherwise.

                  "Effective Time" shall have the meaning set forth in Paragraph 2.1.

                  "Escrow Agent" shall have the meaning set forth in Paragraph 1.3(b).

                  "Escrow Agreement" shall have the meaning set forth in Paragraph 1.3(b).

                  "Excluded Assets" shall have the meaning set forth in Paragraph 1.2.

                  "Excluded Liabilities" shall have the meaning set forth in Paragraph 1.5.

                  "Financial Statements" shall have the meaning set forth in Paragraph 4.6.

                  "Forum" shall mean any federal, national, state, local, municipal or foreign court, governmental agency, administrative body or agency, tribunal, private alternative dispute resolution system, or arbitration panel.

                  "GAAP" shall mean generally accepted accounting principles, consistently applied.

                  "Government" shall mean any federal, national, state, provincial, local, municipal, or foreign government or any department, commission, board, bureau, agency, instrumentality, unit, or taxing authority thereof.

                  "hereof," "herein," "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and "Article," "Paragraph," "Exhibit," "Schedule" and like references are to this Agreement and the exhibits and Schedules to this Agreement unless otherwise specified; any



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


reference to this Agreement shall include the Exhibits and Schedules to this Agreement unless the context clearly requires otherwise.

                  "Indemnified Losses" shall have the meaning set forth in Paragraph 9.1.

                  "Indemnitee" shall have the meaning set forth in Paragraph
9.1.

                  "Indemnitors" shall have the meaning set forth in Paragraph
9.1.

                  "Intellectual Property Rights" shall mean patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissues, continuations, continuations-in-part, revisions, extensions or reexaminations thereof; trademarks, service marks, trade dress, logos, trade names and corporate names, together with all associated goodwill, all translations, adaptations, derivations and combinations of any of the foregoing; copyrights and copyrightable works; mask works; and all registrations, applications and renewals for any of the foregoing; trade secrets and confidential information (including Confidential Information, ideas, formulae, compositions, know-how, discoveries, inventions, computer programs, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information);

                  "Known," "to the Knowledge of," "Aware" or words of similar import employed in this Agreement with reference to any individual or entity shall be conclusively presumed to mean that the individual or entity has made reasonable and diligent efforts under the circumstances to become knowledgeable; in the case of MKTG and Sellers, "Knowledge" shall be deemed to be the individual and collective Knowledge (as defined above) of any MKTG's Seller's directors and senior officers and managers.

                  "Law" shall mean all federal, national, state, provincial, local, municipal or foreign constitutions, statutes, rules, regulations, norms, ordinances, acts, codes, legislation, treaties, conventions, common law principles, judicial decisions and similar laws and legal requirements, whether of the United States of America or any other jurisdiction as in effect from time to time.

                  "Liability" shall mean any liability or obligation, whether known or unknown, asserted or unasserted, absolute, contingent or conditional, accrued or unaccrued, matured or unmatured, liquidated or unliquidated and whether due or to become due, and including liability resulting from contingencies.

                  "Lien" shall mean any mortgage, pledge, hypothecation, security interest, encumbrance, claim, Tax, restriction on use, lien or charge of any kind, or any rights of others, however evidenced or created (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the lien notice records or other similar legislation of any jurisdiction).

                  "MKTG Restrictive Covenant Agreement" shall have the meaning set forth in Paragraph 2.2.



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



                  "Orders" shall mean all applicable orders, writs, judgments, injunctions, decrees, rulings, consent agreements, and awards of or by any Forum or entered by consent of the party to be bound.

                  "Other Agreements" shall have the meaning set forth in Paragraph 1.4(b).

                  "Permitted Liens" shall mean those UCC financing statements and if applicable, other liens, specifically identified on Schedule 12, which shall constitute Permitted Liens hereunder only: (a) to the extent that ARI receives at the Closing a signed certificate from the applicable secured party, MKTG and the Sellers that the obligations secured by the collateral recited in such financing statements have been paid in full; and (b) until December 15, 2002. In furtherance of the foregoing, MKTG and Sellers shall cause all UCC financing statements and, if applicable, other liens, to be terminated and released of record not later than December 15, 2002 and shall deliver to ARI by such date a recorded copy of each such termination.

                  "Permits" shall have the meaning set forth in Paragraph
1.1(k).

                  "Person" shall include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a Government.

                  "Purchase Price" shall have the meaning set forth in Paragraph 1.3(a).

                  "Reference Date" shall have the meaning set forth in Paragraph 4.6.

                  "Related Parties" shall have the meaning set forth in Paragraph 4.16.

                  "Returns" shall have the meaning set forth in Paragraph
4.14(a).

                  "Sellers" shall have the meaning set forth in the Preamble.

                  "Taxes" shall mean any taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including income, gross receipts, excise, property, sales, use, customs, value added, consumption, transfer, license, payroll, employee income, withholding, social security, and franchise taxes, now or hereafter imposed or levied by the United States of America or any Government or by any department, agency or other political subdivision or taxing authority thereof or therein, all deposits required in connection therewith, and all interests, penalties, additions to tax, and other similar Liabilities with respect thereto.

                  "Transferring Employees" shall have the meaning set forth in Paragraph 3.10(b).



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





                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized agents as of the day and year first above written.

                                    ARI:

                                    AUTOMATION RESEARCH, INC.


                                    By: /s/ William H. Price
                                        ---------------------------------------
                                             Name: William H. Price
                                                   ----------------------------
                                             Title: President
                                                    ---------------------------



                                    MKTG SERVICES, INC.


                                    By: /s/ Jeremy Barbera
                                        ---------------------------------------
                                             Name: Jeremy Barbera
                                                   ----------------------------
                                             Title: CEO
                                                    ---------------------------


                                    SELLERS:

                                    MKTG SERVICES - BOSTON, INC.


                                    By: /s/  Jeremy Barbera
                                        ---------------------------------------
                                             Name: Jeremy Barbera
                                                   ----------------------------
                                             Title: CEO
                                                    ---------------------------



                                    MKTG SERVICES - NEW YORK, INC.


                                    By: /s/ Jeremy Barbera
                                        ---------------------------------------
                                             Name: Jeremy Barbera
                                                   ----------------------------
                                             Title: CEO
                                                    ---------------------------


                                    MKTG SERVICES - PHILLY, INC.


                                    By: /s/ Jeremy Barbera
                                        ---------------------------------------
                                             Name: Jeremy Barbera
                                                   ----------------------------
                                             Title: CEO
                                                    ---------------------------


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



                                List of Exhibits


Exhibit A -- Escrow Agreement
Exhibit B -- Assumption Agreement
Exhibit C -- Assignment and Bill of Sale
Exhibit D -- MKTG Restrictive Covenant Agreement
Exhibit E -- Opinion of Counsel to Sellers
Exhibit F -- Opinion of Counsel to ARI





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